Exhibit 10.10
Termination Agreement and Release

Between

Coast National Insurance Company ("Coast National")
and
Security National Insurance Company ("Security National")
and
Bristol West Insurance Company ("Bristol West")
and
Bristol West Casualty Insurance Company ("Bristol West Casualty")
and
ALEA London Ltd. ("Reinsurer")

WHEREAS, Coast National, Security National, Bristol West and Bristol West Casualty (together the "Company") and the Reinsurer entered into a Quota Share Reinsurance Agreement with an effective date of January 1, 2002 and any amendments thereto (the "Contract") whereby the Reinsurer took a 40% participation of the Company's Policies as defined under the Contract;

WHEREAS, the Company commuted the Contract on a cut-off basis effective January 1, 2005.

WHEREAS, the Company and the Reinsurer wish to fully and finally settle all obligations and liabilities under the Contract (attached hereto as Exhibit A);

NOW, THEREFORE, IT IS HEREBY AGREED BY AND BETWEEN THE PARTIES HERETO THAT:

1
The Reinsurer shall pay to Coast National, on behalf of the Company, the sum of Seventy Eight Million, Seven Hundred Two Thousand, Three Hundred Fourteen Dollars, ($78,702,314), such amount being equal to the profit commission in accordance with Article 14 and Article 15 of the Contract. Such payment shall be made by the Reinsurer to Coast National no later than February 15, 2005. Notwithstanding any provision of Section 3 and Section 11 of the Trust Agreement dated as of January 1, 2002 to the contrary, (such Trust Agreement attached hereto as Exhibit B, the Company and the Reinsurer agree to cause the Trust Agreement to terminate on such date as shall be mutually agreeable (but no later than February 15, 2005), following the execution of this Agreement by both parties. The Company and the Reinsurer agree to cause the Trustee to simultaneously release to the Company an amount equal to the Profit Commission and to the Reinsurer any amount in excess of the Profit Commission from the related Trust Account. Interest income funds held in the Trust Account will accrue to the Reinsurer during any period that the funds are held in the Trust Account after the effective date of this Agreement.

2	The Company shall accept the sum set forth in Paragraph 1 above as the total amount due in full and final settlement of any and all amounts due from the Reinsurer to the Company under the Contract.

3
Upon receipt of payment set forth in Paragraph 1 above, the Company shall release and discharge the Reinsurer, its past, present and future directors, officers, employees, consultants, attorneys, agents, administrators, successors, assigns and receivers from any and all past, present and future claims, causes, causes of action, liabilities and obligations arising under or related directly or indirectly to the Contract, whether known or unknown, reported or unreported, and whether currently existing or arising in the future, including but not limited to: any and all past, present and future payment obligations, adjustments, setoffs, actions, omissions, causes of action, suits, debts, sums of money, accounts, demands, covenants, controversies, bonds, bills, promises, damages, judgments, claims, costs, expenses, losses representations and warranties whatsoever related directly or indirectly to the Contract; it being the intention of the parties that this Agreement shall operate as a full and final settlement of the Reinsurer's past, current and future liabilities to the Company related to the Contract. The Company acknowledges the aforementioned payment as a complete accord, satisfaction, settlement and commutation of all the Reinsurer's liabilities and obligations under the Contract and agrees to indemnify and hold the Reinsurer harmless from and against any and all liabilities, costs, damages and expenses, including without limitation, attorney's fees, incurred in connection with any and all claims or actions against the Company or the Reinsurer, or either of their successors or assigns, arising out of or related to the Contract.

4
Effective on the same date on which the Company shall release and discharge the Reinsurer as provided in Paragraph 3 of this Agreement, the Reinsurer shall release and discharge the Company, its past, present and future directors, officers, employees, consultants, attorneys, agents, administrators, successors, assigns and receivers from any and all past, present and future claims, causes, causes of action, liabilities and obligations arising under or related directly or indirectly to the Contract, whether known or unknown, reported or unreported, and whether currently existing or arising in the future, including but not limited to: any and all past, present and future payment obligations, adjustment, setoffs, actions, omissions, causes of action, suits, debts, sums of money, accounts, demands, covenants, controversies, bonds, bills, promise, damages, judgments, claims, costs, expenses, losses representations and warranties whatsoever; it being the intention of the parties that this Agreement shall operate as a full and final settlement of the Company's past, current and future liabilities to the Reinsurer under the Contract.

5
The rights, duties and obligations set forth herein shall inure to the benefit of and be binding upon any and all predecessors, successors, affiliated, officers, directors, employees, parents, subsidiaries, stockholders, receivers and assigns of the parties hereto.

6
The parties hereto expressly warrant and represent that the execution of this Agreement is fully authorized by each of them; that the person or persons executing this document have the necessary and appropriate authority to do so; that there are no pending agreements, transactions, or negotiations to which any of them are a party that would render this Agreement or any part hereof, void, voidable, or unenforceable.

7
This Agreement contains the entire agreement between the parties as respects its subject matter. This Agreement shall neither be modified nor amended, nor any of its provisions waived, except by a written agreement signed by the parties hereto.

8	This Agreement shall be interpreted and governed by the laws of New York.

9
In the event that the Company shall become legally obligated under any law or legal process to repay the Reinsurer or any successor in interest to the Reinsurer all or any portion of the payment hereunder, then such debt shall be reinstated under the Contract, and this Agreement shall be null and void from the inception, and the parties shall be free to pursue any and all remedies available to them.

10
Any party to this Agreement signing on behalf of any affiliates or subsidiaries represents and warrants that it has the authority to do so and by such signing binds such other affiliated or subsidiaries to this Agreement.

For and on behalf of	For and on behalf of
ALEA London, Ltd.	Coast National Insurance Company

/s/ S.P. Cane	/s/ Jeffrey John Dailey
Name: S.P. Cane	Name: Jeffrey John Dailey
Title: CEO	Title: President
Date: January 1, 2005	Date: January 10, 2005

For and on behalf of	For and on behalf of
Security National Insurance Company	Bristol West Insurance Company

/s/ Simon John Noonan	/s/ Jeffrey John Dailey
Name: Simon John Noonan	Name: Jeffrey John Dailey
Title: President	Title: Vice President
Date: January 10, 2005	Date: January 10, 2005

For and on behalf of
Bristol West Casualty Insurance Company

/s/ Jeffrey John Dailey
Name: Jeffrey John Dailey
Title: Vice President
Date: January 10, 2005

Exhibit A (incorporated by reference to Exhibit 10.2 of Registrant's Registration Statement (File No. 333-111259) on Form S-1